Exhibit 99.01

November 25, 2015
Trauschke to succeed Delaney as Chairman of OGE Energy Corp.

OGE Energy Corp. today announced that Sean Trauschke, President and CEO, has been named Chairman of the Board and will succeed Peter Delaney. Delaney will continue to serve on the Board of Directors until the end of the first quarter of 2016.

Delaney, formerly President and CEO of OGE Energy, announced his plans to retire from the Company at the Company’s annual meeting in May. In keeping with those plans, he retired as CEO in June 2015 and Trauschke was named to replace him. Delaney then became interim CEO of Enable Midstream Partners, a midstream natural gas business in which OGE Energy is a partner, while remaining Chairman of the Board of OGE Energy Corp. Delaney’s retirement as Chairman was the next planned step in the succession plan.

“First of all I am honored to be named Chairman of the Board of such a fine company,” said Trauschke. “To lead a 113 year old, Oklahoma-based company is a privilege. Secondly, it is even more of an honor to have the backing and support of Pete Delaney. He has been an outstanding leader of our company and in the community.”

Delaney said, “My management efforts at this time need to be focused on an effective transition of leadership by year’s end to Enable’s new CEO, Rod Sailor, so this is a good time to complete the transfer of executive duties at OGE to Sean. I am confident in Sean’s ability to lead OGE Energy forward in the years to come.”

Trauschke joined OGE Energy in 2009 as vice president and CFO. He was elevated to president of OG&E in July, 2013, and to president of OGE Energy Corp in May, 2015. Prior to joining OGE Energy, he served in various leadership positions at Duke Energy. He holds a bachelor’s degree from the University of North Carolina at Charlotte and a master’s degree in business administration from the University of South Carolina.

Delaney joined the Company in 2002 as Executive Vice President-Finance and Strategic Planning and as CEO of Enogex Inc., the company’s natural gas subsidiary, following more than fifteen years in the investment banking industry. He was appointed Executive Vice President and COO of OGE Energy Corp. in 2004, and appointed President and COO and elected to the company’s Board of Directors in January, 2007. In September, 2007 Delaney was named Chairman and CEO of OGE Energy Corp.